UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12

Univest Financial Corporation
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[x] No fee required.
[ ] Fee paid previously with preliminary materials.
[ ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

14 North Main Street, P.O. Box 197
Souderton, Pennsylvania 18964
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 25, 2024
TO THE HOLDERS OF COMMON STOCK:
The Annual Meeting of Shareholders of Univest Financial Corporation (the "Annual Meeting") will be held on Thursday, April 25, 2024, at 11:30 a.m. at Indian Valley Country Club, 650 Bergey Road, Telford, Pennsylvania. A luncheon will begin following the Annual Meeting at approximately 12:30 p.m. Additionally, shareholders will have the option to attend the Annual Meeting virtually.
You are entitled to attend the Annual Meeting in-person or virtually, in either case if you were a shareholder as of the close of business on February 9, 2024 or if you hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting virtually, you must go online to www.virtualshareholdermeeting.com/UVSP2024 and enter the control number that is printed in the box marked by the arrow on your proxy card. You may vote electronically during the Annual Meeting by following the instructions available on the meeting website during the meeting.
At the Annual Meeting, shareholders will act and vote on:
1.The election of three Class I Directors each for a three-year term expiring in 2027 and one Alternate Director for a one-year term expiring in 2025 or until their successors are elected and qualified.
2.The ratification of KPMG LLP as our independent registered public accounting firm for 2024.
3.The approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as presented in this Proxy Statement.

Shareholders may also consider and act on such other business as may properly come before the meeting or any postponements or adjournments of the Annual Meeting. The Board of Directors is not aware of any other business scheduled to come before the meeting.

The close of business on February 9, 2024 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.
The accompanying Proxy Statement forms a part of this notice.
PROXY CARDS ARE ENCLOSED SO SHAREHOLDERS CAN VOTE THEIR SHARES OF THE CORPORATION'S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting in person or attend virtually, please take a moment to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting in person, you may vote in person. If you attend virtually, you may vote during the meeting by following the instructions available on the meeting website.

By Order of the Board of Directors

JEFFREY M. SCHWEITZER, Chairman

MEGAN DURYEA SANTANA, Esq., Secretary
March 15, 2024
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2024
This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card, the annual report on Form 10-K for the year ended December 31, 2023 and the 2023 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the accompanying proxy card are being provided to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Univest Financial Corporation (the "Corporation" or "Univest") for use at the Annual Meeting of Shareholders to be held on April 25, 2024 at Indian Valley Country Club, 650 Bergey Road, Telford, Pennsylvania, and at any adjournment thereof. Shareholders will also be able to attend the meeting virtually.
Copies of this Proxy Statement and proxies to vote the Corporation's common stock (the "Common Stock") are being sent to shareholders on or about March 15, 2024.
Officers of the Corporation or employees of Univest Bank and Trust Co. (the "Bank") and other subsidiary companies or employees of Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), the Corporation's transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation's stock in their names, or in the names of their nominees, for reasonable expenses in forwarding proxy cards and proxy statements to beneficial owners of such stock.
Attending the Meeting in Person
Shareholders are invited to attend the annual meeting in person. If you hold your shares through a broker, bank or nominee in street name, you will need proof of ownership to be admitted to the meeting. Examples of proof of ownership are a recent brokerage account statement or a letter from your bank or broker.
Attending the Meeting Virtually
To be admitted to the Annual Meeting virtually, you must go online to www.virtualshareholdermeeting.com/UVSP2024 and enter the control number that is printed in the box marked by the arrow on your proxy card. If you attend the meeting virtually, you may vote during the Annual Meeting by following the instructions available on the meeting website.
Revoking Your Proxy
Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted, delivering a later dated proxy or attending the meeting in person or virtually and voting shares at the meeting. Attendance at the meeting will not in itself constitute revocation of a proxy.
Voting Information
The person named in the proxy card will vote in accordance with the instructions of the shareholder executing the proxy card, or in the absence of any such instruction, in accordance with the recommendations of the Board set forth below.

Univest's Board of Directors recommends a vote:
1.FOR the election of three Class I Directors each for a three-year term expiring in 2027 one Alternate Director for a one-year term expiring in 2025 or until their successors are elected and qualified.
2.FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2024.
3.FOR the approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as presented in this Proxy Statement.

The Board has fixed the close of business on February 9, 2024 as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 9, 2024, there were 29,528,633 outstanding shares of Common Stock entitled to vote at the Annual Meeting.
Quorum and Vote Required
The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors and the advisory vote regarding executive compensation. Abstentions and broker non-votes will be counted as shares present at the meeting for determining the existence of a quorum, but will not be counted as votes cast for the election of any nominee for Director or with respect to any other proposal brought before the meeting.

Each holder of record of Common Stock on February 9, 2024 will be entitled to one vote per share on all business at the meeting. Shareholders cannot cumulate votes for the election of Directors. All matters of business listed in this proxy will be decided by the affirmative vote of a majority of votes cast, in person and by proxy, at the meeting.

Voting by Internet and Telephone

Instead of voting by mailing a proxy card, registered shareholders can vote their shares of Common Stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet and telephone voting are set forth on the proxy card. The deadline for voting via the internet or by telephone is 11:59 p.m., Eastern Time, on Wednesday, April 24, 2024. If you attend the meeting in person, you may vote in person. If you attend the meeting virtually, you may vote during the Annual Meeting by following the instructions available on the meeting website.

ELECTION OF DIRECTORS AND ALTERNATE DIRECTOR

The person named in the accompanying proxy card intends to vote to elect as Directors and Alternate Director, as applicable, the nominees listed below, unless authority to vote for Directors is withheld in the proxy card. The Corporation's Bylaws (the "Bylaws") authorize the Board to fix the number of Directors to be elected. The Corporation's Board is presently comprised of eleven directors elected for terms of three years, approximately one-third of whom stand for election each year and one alternate director who stands for election each year. The leadership of our Board is comprised of: (i) our Chairman (who also serves as our President and Chief Executive Officer ("CEO")), (ii) our Lead Independent Director, Joseph P. Beebe, and (iii) our committee chairs. Following the Annual Meeting, our Board of Directors will consist of ten members, as William S. Aichele, our former Chairman, will be retiring at the end of his current three-year term as a Director, which expires at the 2024 Annual Meeting. Upon the retirement of Mr. Aichele, the Board intends to decrease the size of the Board from eleven to ten members in accordance with the Corporation's Bylaws.

The Board has established the number of Class I Directors at three, each of which will be elected for a three-year term expiring in 2027 and one Alternate Director to be elected for a one-year term expiring in 2025.

The Nominating and Governance Committee has recommended the slate of nominees listed below for election. All nominees have indicated that they are willing to serve as Directors, but if any of them should decline or be unable to serve, the person named in the proxy card will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of Directors in accordance with the Bylaws.

The biographies of each of the nominees and continuing members of the Board of Directors are set forth below. The biographies contain information regarding the person’s business experience and certain other experiences, qualifications, attributes or skills. The nominees and continuing members of the Board of Directors have a diversity of experience and a wide variety of backgrounds, skills and qualifications that strengthen their ability to provide oversight. As described in the following biographies, the majority of directors also have specific experience in environmental, social and governance ("ESG") issues and oversight.

All nominees are currently Directors or Alternate Directors and dates indicating the first year that an individual became a Director refer to the initial year as a Director or Alternate Director of the Corporation or the Bank.

Class I Directors (each continuing for a three-year term expiring at the 2027 Annual Meeting of Shareholders)

Suzanne Keenan
Director Since: 2020
Age: 59

Suzanne Keenan is a member of the Board of Trustees of North American Electric Reliability Corporation (NERC), where she holds the position of Vice Chair and Chair Elect (former chair of its Corporate Governance & Human Resources Committee and Technology & Security Committee), whose mission is to assure the effectiveness and the reliability and security of the electric grid. Ms. Keenan has experience as a member of several advisory and volunteer boards and was a founding board member of Women in Tech Leadership, a Philadelphia-based networking organization. Ms. Keenan previously held the position of Chief Information Officer and Senior Vice President of Wawa, Inc., where she led and executed on IT strategy, IT security and process improvement methodology. She also held leadership positions at Comcast Cable, which included oversight of Comcast University and the establishment of Comcast's first talent management program focused on increasing diversity, and at PECO Energy Company, which included leading customer service, operations and marketing through deregulation. Ms. Keenan holds a Bachelor of Science Degree in Nuclear Engineering from Penn State University and a Master's Degree in Health Physics from the University of Pittsburgh. Ms. Keenan provides extensive experience in customer experience, change management, information technology, information security and regulatory oversight.

Thomas M. Petro
Director Since: 2016
Age: 65

Thomas M. Petro is currently Managing Partner of 1867 Capital Partners, a venture investor in early-stage life sciences, fintech and tech-enabled business services. Mr. Petro served as President and Chief Executive Officer of Fox Chase Bank from 2005 and Fox Chase Bancorp, Inc. (NASDAQ: FXCB) from its founding and initial public offering in 2006 until its acquisition by the Corporation in 2016. Mr. Petro was President and Chief Executive Officer of Northeast Pennsylvania Financial Corporation (NASDAQ: NEPF) from 2003 until its acquisition in 2005. He served as Chairman of the Board of BizEquity from 2017 until its acquisition by American City Business Journals in 2019 and of OrthogenRx, Inc. from 2016 until its acquisition by Avanos Medical, Inc (NYSE: AVNS) in 2022. Mr. Petro also serves on the board of directors of Fintegra LLC, is a Board Member-in-Residence for Mach49 and serves on the board of directors of USA Nordic Sport, the national leadership organization for the ski jumping and Nordic combined Olympic programs. He is a past-chairman of the Pennsylvania Bankers Association and former board member of the American Bankers Association. He is a National Association of Corporate Directors (NACD) Board Leadership Fellow and is NACD Directorship Certified. Mr. Petro provides extensive experience in capital markets, regulatory oversight, leadership, governance and has extensive knowledge about the operations of a financial institution. Mr. Petro qualifies as an audit committee financial expert.

Charles H. Zimmerman
Director Since: 2015
Age: 65

Charles H. Zimmerman currently serves as a member of senior leadership and as teaching pastor at Calvary Church in Souderton, a role he has held for over 30 years. Dr. Zimmerman served as Lead Director for the Clemens Family Corporation from 2004 to 2013. Dr. Zimmerman leads a network of CEO Peer Groups designed to connect owners and leaders in confidential, challenging collaboration. Dr. Zimmerman serves as an executive consultant in the areas of leadership development and strategic effectiveness, and has developed a series of urban initiatives seeking to bring together for-profits, non-profits, urban churches and suburban communities in partnership for individual, family and community development. Dr. Zimmerman has been actively involved in church and corporate leadership and development and provides the board with extensive knowledge of the local economy and needs of the community.

Class I Director (to retire as of the 2024 Annual Meeting of Shareholders)

William S. Aichele
Director Since: 1990
Age: 73

William S. Aichele stepped down from his role as Chair of the Boards of the Corporation and the Bank on December 31, 2023. He served as the Corporation's Chief Executive Officer from 1999 until his retirement on January 1, 2014 and has over fifty years of experience in the financial services industry with the Corporation. Mr. Aichele served the banking industry as a former board member of the Federal Reserve Bank of Philadelphia, Pennsylvania Bankers Association and Robert Morris Associates. Mr. Aichele also served in leadership roles on the boards of numerous community non-profit organizations. Mr. Aichele's background provides extensive knowledge of the banking industry, the local economy, businesses within the Bank’s operating region, as well as governance experience.

Alternate Director (to be elected for a one-year term expiring at the 2025 Annual Meeting of Shareholders)

Anne Vazquez
Director Since: 2023
Age: 43

Anne Vazquez is currently a General Partner at NewSpring Capital, LLC and NewSpring Mezzanine Capital. NewSpring Capital LLC partners with high-performing companies in the lower middle market in dynamic industries to catalyze new growth and seize compelling opportunities. Ms. Vazquez has served NewSpring Capital, LLC since 2008, including investing in and serving on the board of various portfolio companies. Ms. Vazquez was previously a Senior Analyst on the Financial Analysis Compliance Team for a private equity and global asset management firm. Ms. Vazquez also held various positions for KPMG, LLP, including Senior Associate in the Assurance Practice. Ms. Vazquez currently serves on the Board of Trustees for Notre Dame Academy de Namur and Holy Child School at Rosemont. Ms. Vazquez also serves on the Board of Directors for Association of Corporate Growth Philadelphia Chapter. Ms. Vazquez holds a Masters of Accounting Degree from Villanova University and a BS from the University of Rhode Island. Ms. Vazquez provides over 20 years of experience in underwriting, investing in, managing and growing mid-market companies.

Class II Directors (each continuing for a three-year term expiring at the 2025 Annual Meeting of Shareholders)

Todd S. Benning
Director Since: 2016
Age: 63

Todd S. Benning has over forty years of experience in public accounting and is a Principal of DunlapSLK, PC, a full-service certified public accounting firm located in Chalfont, Pennsylvania, where he serves in the firm’s Accounting Services Department. Previously, Mr. Benning was a founding stockholder of Dunlap & Associates, PC, a certified public accounting and business consulting firm. Mr. Benning was formerly a Director of Fox Chase Bank and Fox Chase Bancorp, Inc. (NASDAQ: FXCB), positions he held from 2005 until their acquisition by the Corporation in 2016. He served on the Fox Chase Bancorp, Inc. Audit Committee, Finance Committee, Nominating and Governance Committee and Compensation Committee. As a principal of a certified public accounting firm, Mr. Benning provides the Board of Directors with critical experience regarding accounting, finance and governance matters and small company management and qualifies as an audit committee financial expert. He works extensively with companies within the regions in which the Corporation conducts its business.

Martin P. Connor
Director Since: 2022
Age: 59

Martin P. Connor is currently the Chief Financial Officer of Toll Brothers, Inc. (NYSE: TOL) and has served in this role since 2010. Mr. Connor was previously the CFO and Director of Operations for O'Neill Properties, a diversified commercial real estate development company in the Mid-Atlantic region. Prior to that position, Mr. Connor was an Audit and Advisory Business Services Partner for Ernst & Young. Mr. Connor is a two-time recipient of the Homebuilder CFO of the Year award from Institutional Investor Magazine. Mr. Connor is currently on the Federal Reserve Bank of Philadelphia Economic and Community Advisory Council. Mr. Connor serves as the Chairman of the Board of Trustees at Holy Ghost Preparatory School and is an executive board member at Business Leaders Organized for Catholic Schools. Mr. Connor holds a BBA in Accountancy from the University of Notre Dame and is a Certified Public Accountant. Mr. Connor brings a wealth of experience in the home building industry, as well as extensive public company oversight, business experience and governance experience as a Chief Financial Officer of a public corporation. Mr. Connor qualifies as an audit committee financial expert.

Jeffrey M. Schweitzer
Director Since: 2013
Age: 50

Jeffrey M. Schweitzer currently serves as Chair of the Board, President and Chief Executive Officer of the Corporation and Chair of the Board and Chief Executive Officer of the Bank. Mr. Schweitzer has over twenty-five years of experience in the financial services industry. Mr. Schweitzer formerly served as the Corporation's Chief Financial Officer from 2007 until his promotion to President and Chief Operating Officer in 2013 and to Chief Executive Officer in 2014. He assumed the Chair position on January 1, 2024. As Chair, President and Chief Executive Officer, Mr. Schweitzer has extensive knowledge of our daily operations and management. Mr. Schweitzer serves on non-profit boards in the Corporation's market, providing Mr. Schweitzer the necessary knowledge of the local economy and needs of the community. Additionally, Mr. Schweitzer serves on the Board of Directors of the Pennsylvania Bankers Association and also serves as the Federal Reserve Bank of Philadelphia's representative on the Federal Advisory Council.

Michael L. Turner
Director Since: 2015
Age: 67

Michael L. Turner has been a partner in the law firm of Marshall, Dennehey, Warner, Coleman & Goggin since 2007, and currently serves on the firm’s Diversity, Equity and Inclusion Committee. Mr. Turner was a founder of Valley Green Bank and served on its board of directors from 2005 until its acquisition by the Corporation in 2015. Mr. Turner was a founder and member of the Philadelphia law firm of Kelly, Jasons, McGuire & Spinelli from 1989 to 2007, serving as managing partner for five years. Mr. Turner specializes in the preparation and trial of complex personal injury, product liability and criminal cases. Before entering into private practice, Mr. Turner was an Assistant District Attorney for the City of Philadelphia from 1981 to 1986. Mr. Turner is a member of the Pennsylvania Bar. Mr. Turner provides general legal knowledge and extensive knowledge of the Southeast Pennsylvania business community.

Class III Directors (to be elected for a three-year term expiring at the 2026 Annual Meeting of Shareholders)

Joseph P. Beebe
Director Since: 2021
Age: 65

Joseph P. Beebe currently serves as Lead Independent Director of the Board, a position he assumed in 2023. He retired in 2020 as Managing Director and Co-Head of the Insurance and Asset Management Investment Banking Group of Keefe, Bruyette & Woods, a Stifel Company. He previously held management positions at Fox-Pitt Kelton, Inc. and Midlantic Corporation. Mr. Beebe is currently a member of the President's Advisory Council as well as the Institute for Innovation and Entrepreneurship Advisory Council at Villanova University. Mr. Beebe previously served as an Advisory Board Member of Patriot Financial Partners LP. He also serves on a number of non-profit boards. Mr. Beebe holds a Bachelor of Arts Degree in Economics from Villanova University and an MBA with a concentration in Finance from Pace University. Mr. Beebe brings extensive experience advising insurance companies, asset managers, banks and related financial institutions on corporate strategy, mergers, acquisitions, divestitures, capital raising and governance issues.

Natalye Paquin
Director Since: 2017
Age: 63

Natalye Paquin has served as the Chief Operating Officer of the Rockefeller Foundation since 2022, overseeing the global organization's Employee Services, Human Resources, Information Technology, Innovation, Finance, and Legal teams as well as its workforce at offices in the United States, Italy, Asia and Africa. Ms. Paquin previously served as the President and Chief Executive Officer of Points of Light Foundation from 2016 to 2022, a global organization that supports non-profits, corporations, and individuals focused on volunteerism and social good. Ms. Paquin also currently serves on the Board of Directors for Bloomerang, which develops community-focused non-profit donor management software. Ms. Paquin spent more than 15 years of her career as a lawyer focused on civil rights and employment matters in the education sector, working with the United States Government and two of the largest public school districts in the country, before joining the non-profit space as an executive. From 2006 to 2016, Ms. Paquin was an Independent Director of National Penn Bancshares, Inc. From 2010 to 2016, Ms. Paquin served as Chief Executive Officer of the Girl Scouts of Eastern Pennsylvania as well as Chief Transformation Officer at Girl Scouts of the USA. Ms. Paquin has also held the positions of Executive Vice President and Chief Operating Officer of the Kimmel Center, Inc. and Chief of Staff and then Chief Operating Officer for the School District of Philadelphia. Additionally, Ms. Paquin has served on the boards of numerous non-profit-organizations. Ms. Paquin's background working with corporations focused on ESG issues and corporate social responsibility matters and her work with non-profit organizations within the local, national and international economies provides significant leadership and management experience.

Robert C. Wonderling
Director Since: 2018
Age: 62

Robert C. Wonderling has served since 2022 as the Executive Director of the Faith and Liberty Discovery Center, the museum operated by the American Bible Society on Independence Mall in Philadelphia, Pennsylvania. Mr. Wonderling previously served as President and Chief Executive Officer of the Chamber of Commerce for Greater Philadelphia from 2009 to 2022, a business advocacy organization of member companies that promotes growth and economic development in the 11-county Greater Philadelphia region, leading the Chamber’s Diversity, Equity and Inclusion initiatives. In recognition of his leadership, Mr. Wonderling was recognized in 2017 with the Anti-Defamation League's Americanism Award. Prior to this position, from 2002 to 2009, Mr. Wonderling served in the Pennsylvania State Senate, where he served as Chairman of the Communications and Technology Committee and the Transportation Committee. He also served in the executive branch of state government administration as Deputy Secretary of Transportation. Additionally, Mr. Wonderling serves on the boards of numerous businesses and non-profit organizations within the Philadelphia region. Mr. Wonderling previously served as Chairman of the Board of Trustees at Ursinus College. In addition to his public service, Mr. Wonderling worked for Lehigh Valley-based Air Products & Chemicals, Inc. He also served as an Executive Officer for Bentley Systems, Inc. (NASDAQ: BSY), a software company in Exton, Pennsylvania. Mr. Wonderling provides extensive business and governance experience within the Corporation's geographic region.

The table below provides the composition of our board members and nominees. Under NASDAQ rules, each NASDAQ-listed company must have, or explain why it does not have, at least two members of its Board of Directors who are "Diverse," including (1) at least one Diverse director who self-identifies as Female; and (2) at least one Diverse director who self-identifies as an "Underrepresented Minority" or LGBTQ+. Diverse means an individual who self-identifies as female, an Underrepresented Minority, or LGBTQ+. Each of the categories listed in the below table has the meaning as it is used in NASDAQ Rule 5605(f).

	Board Diversity Matrix
	As of December 31, 2023
Total Number of Directors	11

	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	9	—	—

Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	7	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our Common Stock by each Director, each Alternate Director, each nominee for Director, each nominee for Alternate Director, each Named Executive Officer, and all Directors and executive officers as a group as of February 9, 2024.

Name	Number of Shares*	Percent
William S. Aichele	143,949	**
Joseph P. Beebe	9,110	**
Todd S. Benning	13,071	**
Martin P. Connor	5,020	**
Suzanne Keenan (1)	16,019	**
Natalye Paquin	21,054	**
Thomas M. Petro (2)	57,455	**
Jeffrey M. Schweitzer (3)	145,131	**
Michael L. Turner	28,711	**
Anne Vazquez	5,000	**
Robert C. Wonderling	15,834	**
Charles H. Zimmerman	13,715	**
Michael S. Keim (4)	81,864	**
Patrick C. McCormick (5)	6,597	**
Brian J. Richardson (6)	21,502	**
Megan D. Santana (7)	31,402	**

All Directors and Executive Officers as a Group (17 persons)	616,825	2.09%

*	The shares "Beneficially owned" includes shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. No securities are pledged as collateral or security. The table includes beneficially owned shares and options to purchase shares or restricted stock units that will vest within 60 days of February 9, 2024.
**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 3,000 shares owned by members of Ms. Keenan's family.
(2)	Includes 44 shares owned by members of Mr. Petro's family.
(3)	Includes 67,479 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.
(4)	Includes 33,207 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.
(5)	Includes 3,489 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.
(6)	Includes 9,202 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.
(7)	Includes 10,361 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.

The following table provides information about persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding common stock as of February 14, 2024. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name	Number of Shares	Percent
Blackrock, Inc. (1)	3,493,714	11.80
FMR LLC (2)	2,644,409	8.96
Dimensional Fund Advisors LP (3)	1,957,085	6.60
The Vanguard Group (4)	1,551,906	5.26

(1)	Information is derived from a Schedule 13G amendment filed with the SEC on January 23, 2024. The principal business office for Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)	Information is derived from a Schedule 13G amendment filed with the SEC on February 9, 2024. The principal business office for FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)	Information is derived from a Schedule 13G amendment filed with the SEC on February 9, 2024. The principal business office for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.
(4)	Information is derived from a Schedule 13G amendment filed with the SEC on February 13, 2024. The principal business office for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

THE BOARD, THE BOARD'S COMMITTEES AND THEIR FUNCTIONS

The Corporation's Board met eight times during 2023. All the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. While the Corporation has no formal policy on Director attendance at Annual Meetings of Shareholders, all Directors are encouraged to attend the Annual Meeting of Shareholders and were in attendance at the 2023 Annual Meeting of Shareholders. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board member or committee chair, please mail your correspondence to:
Univest Financial Corporation
Attention (Board Member's name)
Office of the Corporate Secretary
14 N. Main Street
P.O. Box 197
Souderton, Pennsylvania 18964

The Corporation's Board of Directors has determined that all Directors, with the exception of Mr. Schweitzer, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. In addition, each of Glenn E. Moyer, who retired from our Board on April 1, 2023, and Roger H. Ballou, who retired from our Board at our 2023 Annual Meeting, qualified as independent during their service on the Board. The Board has determined that a lending relationship resulting from a loan made by the Bank to a Director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining a deposit, savings or similar account with the Bank by a Director or any of the Director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. There are no family relationships among our Directors or Executive Officers.
For more information, see "Related Party Transactions."

Board of Director Committees as of February 9, 2024

Board Member	Audit	Compensation	Nominating and Governance	Enterprise-Wide Risk Management	Executive	Community Reinvestment Act[1]	Trust[1]
William S. Aichele	—	—	—	X	X	X	X
Joseph P. Beebe	—	Chair	—	—	X	—	—
Todd S. Benning	Chair	—	—	—	—	—	X
Martin P. Connor	X	X	—	—	—	—	—
Suzanne Keenan	—	—	X	X	X	X	—
Natalye Paquin	—	—	—	X	—	Chair	—
Thomas M. Petro	X	—	—	Chair	X	—	Chair
Jeffrey M. Schweitzer	—	—	—	X	Chair	X	X
Michael L. Turner	—	—	X	—	X	—	—
Robert C. Wonderling	—	X	X	—	—	—	—
Charles H. Zimmerman	X	X	Chair	—	—	—	—
(1) Committees for the Corporation's banking subsidiary, Univest Bank and Trust Co.

Audit Committee

The Audit Committee of the Board met five times during 2023. The responsibilities of the Audit Committee include: annual selection of the Corporation's independent registered public accounting firm, review with the internal auditors and the independent registered public accounting firm of the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and the independent registered public accounting firm of the effectiveness of accounting and financial controls, and interim and annual financial reports. The Audit Committee also oversees the Corporation's whistleblower process and receives quarterly reports of any whistleblower complaints. During 2023, no whistleblower complaints were received. All members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

Todd S. Benning serves as Chair of the Audit Committee. The Board has determined that each of Messrs. Benning, Connor and Petro meets the requirements adopted by the SEC for qualification as an audit committee financial expert.

The Board maintains an Audit Committee Charter and Audit and a Non-Audit Services Pre-Approval Policy. The Audit Committee Charter may be found on the Corporation's Web Site: www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE
The Corporation's management is responsible for the Corporation's internal control over financial reporting. The Corporation's independent registered public accounting firm is responsible for performing an independent audit of the Corporation's consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Corporation's internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Corporation's internal control over financial reporting on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Corporation's independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm's independence from the Corporation and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Corporation's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Corporation's internal control over financial reporting and the overall quality of the Corporation's financial reporting process.
In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Corporation's management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Corporation's financial statements with U.S. generally accepted accounting principles. The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent registered public accounting firm do not assure that the Corporation's financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Corporation's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Corporation's independent registered public accounting firm is "independent."
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.

Univest Audit Committee Members:

Todd S. Benning, Chairman
Martin P. Connor
Thomas M. Petro
Charles H. Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table presents fees billed for professional services rendered by KPMG LLP for the integrated audit, including an audit of the Corporation's annual financial statements and internal controls over financial reporting, and fees billed for other services rendered. All fees in the table were approved pursuant to the Audit Committee's pre-approval policy and procedures.

	2023	2022
Audit Fees	$1,143,500	$1,063,200
Audit-Related Fees (1)	9,560	285,706
All Other Fees (2)	1,780	1,780
Total Fees	$1,154,840	$1,350,686

(1)	2023 includes fees related to incidental expenses. 2022 includes fees related to the November 2022 Subordinated Debt Offering, audits of benefit plans, and incidental expenses.
(2)	Represents the annual charge for a web-based accounting research tool.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. This approval process ensures that the firm does not provide any non-audit services to us prohibited by law or regulation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation programs for our named executive officers ("Named Executive Officers" or "NEOs") for 2023, including our overall philosophy, components of compensation that we provide, and the objectives and intended incentives of our programs. Our Named Executive Officers for 2023 were as follows:

Name	Age	Current Primary Positions	Current Position Since
Jeffrey M. Schweitzer	50	Chair of the Board, President and Chief Executive Officer of the Corporation and Chair of the Board and Chief Executive Officer of the Bank. (Has been employed by the Corporation since 2007).	2024
Brian J. Richardson	41	Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank (Has been employed by the Corporation since 2016, most recently as Director of Finance prior to his current position).	2019
Michael S. Keim	56	Senior Executive Vice President and Chief Operating Officer of the Corporation, President of the Bank; Director of the Bank (Has been employed by the Corporation since 2008, most recently as Senior Executive Vice President and Chief Financial Officer of the Corporation and Bank, prior to his current position).	2015
Megan D. Santana	48	Senior Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank (Had been employed by the Corporation since 2016 as General Counsel prior to her current position).	2018
Patrick C. McCormick	46	Senior Executive Vice President and Chief Commercial Banking Officer of the Bank. (Has been employed by the Bank since 2022 as Executive Vice President and Chief Credit Officer prior to his current position. Prior to joining the Bank, he was Chief Credit Officer at WSFS Bank from 2015-2022).	2023

Executive Compensation Philosophy

Our principal objective is to maximize shareholder value through the development and enhancement of the Corporation's business operations. To further that objective, our executive compensation program is designed to:

•    Attract and retain talented employees in leadership positions by recognizing the importance of these individuals in carrying out the Corporation's Mission Statement, Core Values and Vision Statement: "To be the best integrated financial solutions provider in the market." This key statement is critical in keeping us focused on our short-and long-term goals for the success of the Corporation.

•    Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the Named Executive Officers with a total compensation package competitive with the market and the industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we align the interests of management with those of our shareholders and other stakeholder groups.

•Pay salaries near the 50th percentile of the market (although exact positioning varies by each individual's experience and responsibilities).

•Award cash incentives and equity incentives near the 50th percentile of the market when we meet our targeted performance objectives (although exact positioning varies by each individual's experience and responsibilities).

•    Support the Corporation's management development and succession plans.

•    Align the interests of Named Executive Officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•    Require the Named Executive Officers to acquire substantial levels of ownership of the Corporation's stock to further align Executive Officers' interests with those of the shareholders.

The Compensation Committee considers feedback from our shareholders in making compensation determinations. At the 2023 Annual Meeting, 95% of the votes cast were in favor of our say-on-pay proposal. We view this as a positive endorsement of our pay practices. Even in light of this strong support, we continue to monitor our pay alignment with shareholder interests and seek ways to improve our compensation program.

With information provided by management, the Compensation Committee reviewed the design and operation of our incentive compensation arrangements for all employees, including our Named Executive Officers, to determine whether the arrangements might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on us. The Compensation Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk mitigation features, are not reasonably likely to have a material adverse effect on us.

Executive Compensation Components

Our executive compensation consists primarily of these three components:

• Base salary;
• Short-term annual incentive awards; and
• Long-term equity incentive compensation.

As is customary in our industry, we also provide modest levels of perquisites, described later, to our Named Executive Officers and participation in other benefit programs that are generally available to our employees (e.g., health care, disability, life insurance, an employee stock purchase plan and retirement plans). The "Summary Compensation Table" on page 24 provides additional information on these perquisites and benefits.

	What we do:		What we don't do:
✓	Align short and long-term incentive plan targets with business goals and shareholder interests	✓	Provide excise tax gross-up payments
✓	Conduct an annual say on pay advisory vote	✓	Reward executives for taking excessive, inappropriate or unnecessary risks
✓	Retain an independent compensation consultant to advise our Compensation Committee	✓	Allow repricing or backdating of equity awards
✓	Use performance metrics that compare our performance to external benchmarks	✓	Spring-load equity awards
✓	Maintain an insider trading policy	✓	Provide multi-year guaranteed salary increases or guaranteed bonuses
✓	Maintain a clawback policy that applies to NEOs	✓	Award incentives for below-threshold performance
✓	Maintain a stock ownership policy for executive officers	✓	Pay dividends on unearned or unvested equity awards
✓	Reevaluate and update the composition of our peer group regularly	✓	Have single trigger vesting on our equity-based compensation awards and in our change in control agreements

EXECUTIVE COMPENSATION AT A GLANCE

Target Pay "At Risk" (based on direct compensation only): 46.9% of CEO's total compensation was performance-based, at-risk compensation; average of 37.9% performance-based, at risk compensation for all other NEOs

	Target Compensation
			Long-Term Incentive Plan
Executive	Salary ($)	Annual Incentive Plan ($)	Service-Based Restricted Stock ($)	Performance-Based Restricted Stock ($)	Total Long-Term Incentive Plan ($)	Direct Compensation ($)	Total Variable ($)	Total At-Risk ($)
Jeffrey M. Schweitzer	806,000	483,600	157,192	366,731	523,923	1,813,523	1,007,523	850,331
Brian J. Richardson	430,000	172,000	58,070	135,447	193,517	795,517	365,517	307,447
Michael S. Keim	520,000	208,000	85,836	200,184	286,020	1,014,020	494,020	408,184
Megan D. Santana	365,000	146,000	49,337	114,946	164,283	675,283	310,283	260,946
Patrick C. McCormick	400,000	140,000	36,499	85,139	121,638	661,638	261,638	225,139

	Target Pay Mix
Executive	Salary (%)	Annual Incentive Plan (%)	Service-Based Restricted Stock (%)	Performance-Based Restricted Stock (%)				Total At-Risk (%)
Jeffrey M. Schweitzer	44.4	26.7	8.7	20.2				46.9
Brian J. Richardson	54.1	21.6	7.3	17.0				38.6
Michael S. Keim	51.3	20.5	8.5	19.7				40.2
Megan D. Santana	54.1	21.6	7.3	17.0				38.6
Patrick C. McCormick	60.5	21.2	5.5	12.9				34.1

Salaries: 2023 salary increases for the Named Executive Officers, other than Mr. McCormick, became effective as of January 1, 2023, and ranged from 4.0% to 4.9%. Mr. McCormick's salary increased 3.0% effective January 1, 2023, and was subsequently increased 15.1% effective December 1, 2023 in connection with his promotion to Chief Commercial Banking Officer.

2023 At-Risk Payout Results:
•Annual Incentive was paid at 51.8% of target
•Long-term Incentive for the 2021-2023 performance period resulted in equity awards vesting at 120.5% of target

CORPORATE PERFORMANCE AT A GLANCE

2023 Performance Summary

2023 was undeniably a challenging year for Univest and the banking industry as a whole. Despite the challenges, we managed through a difficult environment and continued to deliver exceptional service as we focused on nurturing relationships with our customers. In March of 2023, our industry was impacted by two large bank failures over one weekend, which represented the second and third largest bank failures in U.S. history. As news broke, we quickly gave our customers insight on the failures and shared the primary differences in the operating models and balance sheet composition of the failed institutions as compared to Univest. We received positive feedback from our customers that the proactive communication helped to allay concerns amid the turmoil. Like most in our industry, Univest was impacted by macroeconomic headwinds. The rising cost of funding, primarily driven by the shift in deposits, negatively impacted our net interest margin. In response, we proactively deployed expense management strategies, stayed disciplined in our pricing and focused on lending to our customers with full, strong relationships. This purposefully slowed lending as we focused on liquidity and maintaining capital to ensure we could effectively serve our existing customers.

•Financial Performance:
•Return on average assets of 0.94%
•Return on average shareholders' equity of 8.83%
•An efficiency ratio of 66.0%
•Pre-tax pre-provision income less net charge-offs ("PTPP-NCO") of $94.1 million
•Organic loan growth of $444.0 million, or 7.3%

•Deposit growth of $462.3 million, or 7.8%
•Grew tangible common equity book value per share $1.99, or 9.7%
•Strong asset quality with nonperforming assets to assets of 0.52% and net charge-offs to average loans and leases of 0.08%

•Other Notable Accomplishments
•In February 2023, we launched a reimagined univest.net. The redesign was focused on leading with our business solutions and has an enhanced visual design that features a more modern and sophisticated look and feel. We also adjusted how content is organized to create an improved user experience and better meet customer needs. The updated website also provided new access to data due to improved back-end functionality.
•Established a Data Analytics team including leadership and analysts. The team will spearhead all data reporting solutions including the proactive use of data for the Corporation and our customers.
•Enhanced access to data has laid the foundation to better know our customers, personalize their experiences, inform recommendations, and, ultimately, deliver an outstanding customer experience while generating leads and driving revenue.
•We launched the ability for small business customers to apply for credit and open commercial deposit accounts through an online platform. The streamlined process features automated, risk-based credit decisions and electronic document execution for faster loan acquisition and customer on-boarding. This online functionality is an important part of our focus on securing new small business customers and deepening relationships with existing customers.
•Univest’s efforts to cultivate our culture and retain employees have been effective with our annual turnover rate of 19.6%, adjusted for our reduction in force, falling below the industry average of 23.5%.

With information provided by management, the Compensation Committee reviewed the design and operation of our incentive compensation arrangements for all employees, including our Named Executive Officers, to determine whether the arrangements might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on us. The Compensation Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk mitigation features, are not reasonably likely to have a material adverse effect on us.

COMPENSATION CONSULTANT AND PEER GROUP

The Compensation Committee considers the decision-making responsibilities, experience, work performance, achievement of key goals, and team-building skills of each position as the most important factors in its annual reviews. To help quantify these measures, the Compensation Committee has enlisted the assistance of an independent compensation consultant.

The Compensation Committee engaged McLagan, a part of the Human Capital Solutions practice of Aon plc, to assist it in reviewing its executive compensation program for 2023. McLagan is an independent compensation consulting firm that reports directly to the Compensation Committee. The analysis provided by McLagan for 2023 includes, but is not limited to, an assessment of the Univest executive compensation program compared to its peers, development of total cash compensation opportunities (base salary and cash incentives) and a review of the Corporation's short- and long-term incentive arrangements (cash and equity). The analysis provides the Compensation Committee with a broad array of information from which to assess the effectiveness of our compensation programs and serves as a foundation for future compensation decisions. The Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan, including the following factors: (i) other services provided to us by McLagan; (ii) fees paid by us as a percentage of Aon's total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the consultants and members of the Compensation Committee; (v) any Corporation stock owned by the consultants; and (vi) any business or personal relationships between our Named Executive Officers and the consultants. The Compensation Committee discussed these considerations as well as other considerations and concluded that the work performed by McLagan involved in the engagements did not raise any conflict of interest.

In determining compensation for our Named Executive Officers, the Compensation Committee uses market information from a peer group. For 2023, McLagan was engaged to assist the Compensation Committee in identifying a peer group of comparable financial institutions and then provide the market information for that peer group. The Corporation's 2023 peer group was developed based on a balanced assessment across a range of criteria, including total revenue, asset size, business model, and geographic location. The resulting 2023 peer group consisted of the following 21 financial institutions:

1st Source Corp.	Park National Corp.
Berkshire Hills Bancorp, Inc.	Peapack-Gladstone Financial Corp.
Community Trust Bancorp, Inc.	Peoples Bancorp, Inc.
Financial Institutions, Inc.	QCR Holdings, Inc.
First Busey Corp.	S&T Bancorp, Inc.
First Commonwealth Financial	Sandy Spring Bancorp, Inc.
First Mid Bancshares, Inc.	Stock Yards Bancorp, Inc.
German American Bancorp, Inc.	Tompkins Financial Corporation
Lakeland Financial Corp.	Washington Trust Bancorp, Inc.
Midland States Bancorp, Inc.	WSFS Financial Corp.
NBT Bancorp, Inc.

    COMPENSATION COMMITTEE CONSIDERATION OF MANAGEMENT RECOMMENDATIONS

The Chief Executive Officer provides recommendations to the Compensation Committee on any adjustments to base salary for the Named Executive Officers, other than himself. Following this process, in December 2022, the Compensation Committee met and reviewed the performance of the NEOs with the Chief Executive Officer, after which the Compensation Committee determined the adjustments for the other NEOs base salary for 2023.

The Compensation Committee also met in executive session without the Chief Executive Officer present and discussed his base salary, after which the Committee recommended, and the full Board approved, his adjusted salary. The Chief Executive Officer did not participate in the discussions about his salary. Any adjustments were based on each individual's performance and level of responsibility, in addition to the market compensation data for peer group companies provided by McLagan.

In addition to making recommendations on individual base salary adjustments, the Chief Executive Officer makes recommendations to the Compensation Committee on compensation-related performance metrics and performance goals, and target annual incentive and long-term compensation levels for the other executive officers. While the Committee considers the Chief Executive Officer's recommendations, it makes all compensation decisions independently after considering McLagan's recommendations.

BASE SALARY COMPENSATION FOR 2023

    The Compensation Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor market as the pool of executive officers who are currently employed in similar positions at companies similar to the Corporation in both size (primarily on the basis of total revenue) and scope of operation, with special emphasis placed on salaries paid by companies in the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

Base salaries are determined by considering the experience and responsibilities of the individual Named Executive Officer with a target of paying near the median (50%) level of our peer group, adjusted for overall performance and factors unique to each Named Executive Officer. Base salaries are generally adjusted annually and are in effect for the period January 1 through December 31.

Below outlines the increases in base salary compensation for 2023 approved by the Compensation Committee (and by the Board of Directors for CEO Jeffrey M. Schweitzer):

Executive	2023 ($)	2022 ($)	Base Salary Increase
Jeffrey M. Schweitzer	806,000	775,000	4.0%
Brian J. Richardson	430,000	410,000	4.9%
Michael S. Keim	520,000	500,000	4.0%
Megan D. Santana	365,000	350,000	4.3%
Patrick C. McCormick (1) (2)	400,000	337,500	18.5%
(1) The 2022 base salary for Mr. McCormick has been annualized.
(2) As of January 1, 2023, Mr. McCormick's base salary was $347,500. On December 1, 2023, his base salary was increased to $400,000 in conjunction with his promotion to Chief Commercial Banking Officer. Mr. McCormick received $351,875 as base salary in 2023.

ANNUAL INCENTIVES

The Corporation maintains a non-equity annual incentive plan to encourage the Named Executive Officers to achieve annual financial objectives and to reward them upon such achievement. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program for Messrs. Schweitzer, Richardson, Keim and McCormick and Ms. Santana consists of cash bonuses based 80% on meeting annual Corporation performance goals (pre-tax pre-provision income ("PTPP"), PTPP return on equity, efficiency ratio, non-performing assets to total assets and net charge-offs/average loans and leases) and 20% on individual performance to reinforce the critical focus of our Named Executive Officers on certain annual objectives that have significant impact on our long-term performance strategy. The Compensation Committee selected these metrics as they link compensation to corporate performance with an emphasis on the overall profitability and credit quality of the Corporation. The payout under the Annual Incentive Compensation Plan occurs during March following the performance year.

The Annual Incentive Compensation Plan provided for payouts based on actual results compared to target as detailed in the table below. The first three columns of the table provide the annual incentive payout target range by the Named Executive Officer, as a percentage of base salary, based on performance as compared to target. The fourth column of the table provides the annual incentive payout for each of the Named Executive Officers at 100% of their target. The fifth and sixth columns of the table provide the actual incentive award paid for 2023 as a percentage of base salary and actual dollar amount. The 2023 payout was interpolated based on actual results compared to threshold, target and optimum.

Executive	Threshold (Paid at 40% of Target)	Target Achieve 100% of Target	Optimum (Paid at 150% of Target )	Target Award ($)	Actual Award (%) of Base Salary	Actual Award ($)
Jeffrey M. Schweitzer	24.0%	60.0%	90.0%	483,600	31.1%	250,572
Brian J. Richardson	16.0%	40.0%	60.0%	172,000	20.7%	89,120
Michael S. Keim	16.0%	40.0%	60.0%	208,000	20.7%	107,773
Megan D. Santana	16.0%	40.0%	60.0%	146,000	20.7%	75,648
Patrick C. McCormick	14.0%	35.0%	52.5%	140,000	18.1%	63,812

Before the start of 2023, the Committee set target performance for the financial goals at levels it considered challenging with a reasonable likelihood of being achieved and that represented strong levels of performance based on the Corporation's business outlook, estimated general economic conditions, and our budget for 2023, which was approved by the Board in December 2022. Optimum levels were established at levels so that such amount would be earned only if the Corporation's actual performance significantly exceeded forecasted performance.

The Corporation's financial targets set by the Compensation Committee for 2023 along with the actual results for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Goal Weight (1)	Threshold	Target (Plan)	Optimum	Actual	Achievement (% of Target)	Weighted Corporate Performance Award (% of Target)
PTPP (2)	25.0%	$102,028	$127,535	$153,042	$102,359	40.8%	12.7%
PTPP Return on Average Equity (2)	15.0%	12.82%	16.03%	19.24%	12.70%	—%	—%
Efficiency Ratio (2)	15.0%	63.2%	60.7%	58.2%	65.1%	—%	—%
Relative NPAs to Total Assets (3)	15.0%	0.64%	0.39%	0.14%	0.51%	70.2%	13.2%
Relative Net Charge-offs/Average Loans and Leases (4)	10.0%	0.14%	0.09%	0.05%	0.08%	110.9%	13.9%
Total Corporate Performance	80.0%						39.8%
(1) Represents percentage of individual's total target incentive compensation award.
(2) Adjusted to exclude the income statement impact of restructuring charges and the impact of the industry-wide FDIC assessment rate change, which was effective on January 1, 2023. These adjustments were approved by the Compensation Committee as they were not considered when the original Target (Plan) was established in December 2022.
(3) Performance for the NPAs to Total Assets metric is measured relative to a peer group of Mid-Atlantic banks with total assets between $2 billion and $10 billion. The Target (Plan) performance level shown in the table above reflects the median of the peer group, while Threshold and Optimum are set equal to 25 basis points above and below this Target (Plan) level, respectively. Peer group and the Corporation's data are measured as of September 30, 2023.
(4) Performance for the Net Charge-offs/Average Loans and Leases metric is measured relative to a peer group of Mid-Atlantic banks with total assets between $2 billion and $10 billion. The Target (Plan) performance level shown in the table above reflects the average of the peer group, while Threshold and Optimum are set equal to 50% below and above this Target (Plan) level, respectively. Peer group and the Corporation's data are measured for the twelve-month period ended September 30, 2023.

The individual performance component is recommended by the Chief Executive Officer or the Compensation Committee, as applicable. When considering the recommendations, the Compensation Committee considers the individual's contribution to achievement of strategic initiatives critical to the Corporation's performance for the applicable fiscal year and beyond. For 2023, the Compensation Committee determined the individual performance component for Messrs. Schweitzer, Richardson, Keim and McCormick and Ms. Santana should be paid out at Target.

As a result of corporate performance (paid out at 39.8% of the original payout target) and the individual performance component, an aggregate cash bonus was paid to each Named Executive Officers at 51.8% of the targeted payout level for 2023.

LONG-TERM INCENTIVES

    Stock-Based Compensation

The long-term incentive program consists of service-based restricted stock awards and units and performance-based restricted stock awards and units that vest based on the Corporation's performance compared to its selected peers and internally developed earnings per share targets. The purpose of the program is to align management's interests with those of our shareholders, promote employee retention and also to ensure management's focus on the long-term stability and performance of the Corporation.

On April 26, 2023, the 2023 Equity Incentive Plan (the "Plan") was approved by shareholders at the Corporation's annual meeting. This Plan replaced the Amended and Restated Univest 2013 Long-Term Incentive Plan, which expired in April 2023.

The purpose of the plan is to enable employees and non-employee Directors of the Corporation to: (i) own shares of stock in the Corporation; (ii) participate in the shareholder value which has been created; and (iii) have a mutuality of interest with other shareholders. The plan also enables the Corporation to attract, retain and motivate key employees. At the time of an award grant, the Compensation Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.) consistent with the terms of the plan.

2023 Equity Grants

Long-term incentive compensation consists of a combination of performance-based restricted stock units and service-based restricted stock units; 70% of the targeted fair value of the awards is performance-based restricted stock units and 30% of the targeted fair value is service-based restricted stock units. This split reflects an emphasis on long-term performance-based metrics that drive shareholder value.
Performance-based restricted stock units were granted on March 15, 2023 based on the Target level of performance as detailed below. The performance-based restricted stock units will vest on March 15, 2026, provided certain performance metrics are met that when the Corporation's performance is compared to (i) the S&P United States SmallCap Banks (Industry Group) Index ("Select Peer Group") with respect to three-year average PTPP-NCO ROAA and (ii) the three-year PTPP-NCO target as set in the Corporation's strategic plan. No vesting will occur if the three-year average PTPP-NCO ROAA is less than 50 basis points, adjusted for one-time non-recurring gains and losses (e.g., acquisition, integration and restructuring charges, branch closure costs, BOLI gains, etc.). The Compensation Committee selected these metrics as they link compensation to corporate performance with an emphasis of the overall profitability and credit quality of the Corporation.

Service-based restricted stock units were granted on March 15, 2023 and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

The following table shows the vesting of performance-based awards with more shares vesting if performance exceeds the target level of performance and fewer shares vesting if performance is short of the target level of performance. The target level of performance is defined as ranking in the 50th percentile of PTPP-NCO ROAA performance compared to its Select Peer Group and achieving a targeted cumulative 2023 to 2025 PTPP-NCO adjusted for one-time non-recurring gains and losses (e.g. acquisition, integration and restructuring charges, branch closure costs, BOLI gains, etc.) both weighted at 50%. The targeted performance level for PTPP-NCO is aligned with the Corporation's targeted strategic and operating plan for the three-year performance period.

Amount of Shares Vesting	50% of Target (Threshold)	Target	150% of Target (Optimum)
PTPP-NCO ROAA	35th Percentile	50th Percentile	75th Percentile
PTPP-NCO	80% of Target	Target	120% of Target
On March 15, 2023, the Compensation Committee approved the following grants of performance-based restricted stock units to the Named Executive Officers:

	Number of Units			Grant Date Fair Value ($) (a)
Executive	Threshold	Target	Optimum	Threshold	Target	Optimum
Jeffrey M. Schweitzer	7,370	14,740	22,110	183,366	366,731	550,097
Brian J. Richardson	2,722	5,444	8,166	67,723	135,447	203,170
Michael S. Keim	4,023	8,046	12,069	100,092	200,184	300,277
Megan D. Santana	2,310	4,620	6,930	57,473	114,946	172,418
Patrick C. McCormick	1,711	3,422	5,133	42,570	85,139	127,709
(a) Based on the closing price of the Common Stock of $24.88 on the date of grant.

The granting of service-based restricted stock units is at the discretion of the Compensation Committee and is not contingent on the achievement of annual targets described under "Annual Incentives." On March 15, 2023, the Compensation Committee approved the granting of service-based restricted stock units to Messrs. Schweitzer, Richardson, Keim, McCormick and Ms. Santana.

Executive	Service-Based Restricted Stock Units Granted (a)	Grant Date Fair Value ($) (b)
Jeffrey M. Schweitzer	6,318	157,192
Brian J. Richardson	2,334	58,070
Michael S. Keim	3,450	85,836
Megan D. Santana	1,983	49,337
Patrick C. McCormick	1,467	36,499

(a) The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant.
(b) Based on the closing price of the Common Stock of $24.88 on the date of grant.

Vesting of 2021 Performance-Based Restricted Stock Units

During 2021, the Corporation granted its Named Executive Officers performance-based restricted stock units as detailed in the following chart.

Executive	# of Target Units Granted
Jeffrey M. Schweitzer	10,344
Brian J. Richardson	3,102
Michael S. Keim	5,788
Megan D. Santana	2,844
Patrick C. McCormick (1)	—
(1) Mr. McCormick was not an employee of the Corporation at the time of this grant.
The 2021 performance-based restricted stock units will vest on March 15, 2024 based on the Corporation's performance compared to (i) the Select Peer Group with respect to the three-year average PTPP-NCO ROAA and (ii) an internally- determined cumulative PTPP-NCO target for the three years ended December 31, 2023, as determined at the date of the grant which was approved by the Compensation Committee. Each criteria is equally weighted at 50% of the vesting.

Amount of Shares Vesting	50% of Target (Threshold)	Target	150% of Target (Optimum)
PTPP-NCO ROAA	35th Percentile	50th Percentile	75th Percentile
Three Year Cumulative PTPP-NCO	$188,402	$235,503	$282,604

Actual results for the three-year PTPP-NCO ROAA analysis were adjusted for certain non-recurring items such as BOLI death benefit claims, restructuring charges, and incremental expense related to the FDIC assessment rate change in 2023. The PTPP-NCO ROAA, as adjusted, for the three-year period ended December 31, 2023 was 1.56%, which ranked 128th of 238 Peer Banks (that had reported results as of February 9, 2024), or at the 46.4 percentile, which is below the 50th percentile target. This provided for a vest rate of 88.0% of shares for the PTPP-NCO ROAA test.

Actual results for the three-year cumulative PTPP-NCO analysis were adjusted for certain non-recurring items such as Paycheck Protection Program loans, BOLI death benefit claims, restructuring charges, and incremental expense related to the FDIC assessment rate change in 2023. PTPP-NCO, as adjusted, for the three years ended December 31, 2023 was $288,064 which was above target and provided for a vest rate of 152.9% of shares for the PTPP-NCO test.

    Based on the above analysis, the vest rate for the 2021 performance-based restricted stock was 120.5% and each Executive will receive 120.5% of the target shares identified in the above table.

Dividends on Unvested Equity Awards

Named Executive Officers and non-employee directors have no ownership rights or rights to dividends on unvested equity awards. Dividend equivalents for unvested restricted stock units are accrued by the Corporation over the vesting period and paid out in cash when the underlying shares are issued based on the number of restricted stock units that have vested.

RETIREMENT BENEFITS AND OTHER COMPENSATION

Deferred Salary Savings Plan
Our Named Executive Officers can participate in the Deferred Salary Savings Plan (the "DSSP") in the same manner as other salaried employees of the Corporation. Under the DSSP, on an elective basis, employees may defer a portion of their compensation to the plan.

After employees complete six months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant's deferred salary. The matching contributions vest at 50% at the end of two years of service, 75% at the end of three years of service, and 100% at the end of four years of service.

Pension Plan

The Corporation provided the Univest Financial Corporation Retirement Plan, a tax-qualified pension plan, to all employees hired prior to December 8, 2009. Effective December 31, 2009, the benefits previously accrued under the pension plan were frozen and the plan was amended and converted into a cash balance pension plan. For purposes of this proxy statement, we refer to the plan as the "Pension Plan." Mr. Schweitzer and Mr. Keim are the only NEOs who participate in the Pension Plan. Further information on the Pension Plan can be found under the Pension Benefits Table section of this Proxy Statement.

Other Benefits and Perquisites

Compensation for group life insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

Certain executive officers, including the Named Executive Officers, receive expense allowances. These perquisites are determined and approved by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain Named Executive Officers with personal tax preparation services. These services are provided by a certified public accounting firm other than Univest's independent registered public accounting firm, KPMG LLP.

OTHER EXECUTIVE COMPENSATION PRACTICES

Stock Ownership Requirements

To reinforce the importance of aligning the financial interests of the Named Executive Officers with those of the shareholders, the Board of Directors maintains minimum stock ownership guidelines for the Named Executive Officers. Below are the minimum required holdings for the Named Executive Officers as of December 31, 2023.

Executive	Ownership Requirement (Multiple of Base Salary)
Jeffrey M. Schweitzer	3.0x
Brian J. Richardson	2.5x
Michael S. Keim	2.5x
Megan D. Santana	2.5x
Patrick C. McCormick	2.0x

The ownership requirements vary based upon the category of the executive incentive plan in which the Executive Officer is placed. These ownership requirements must be met within five years of entering the plan. If an individual is promoted to a new category, the individual will have three additional years in which to achieve the new ownership requirement. Each Named Executive Officer who has been an executive officer for at least five years is in compliance with this policy. The following shares are considered "owned" for the purpose of meeting the ownership requirements outlined in the table above:
•All shares held by the employee or their spouse;
•All restricted stock units (vested or unvested);
•Unexercised vested in-the-money stock options;
•Shares held in the employee's 401(k) plan (i.e., the DSSP); and
•Shares held in trust for the benefit of the employee or their immediate family members.

Insider Trading Policy

The Corporation maintains an Insider Trading Policy ("Policy") that applies to its Directors and the Named Executive Officers. The Policy, among other matters, prohibits the following activities associated with the Common Stock:
•Trading on material, non-public information;
•Trading during designated black-out periods;
•Hedging of Common Stock;
•Pledging of Common Stock in a margin account; and

•the short selling of Common Stock.

The Corporation will also adhere to certain provisions contained in the Policy regarding the timing of grants under the 2023 Equity Incentive Plan. Those policies are set forth in the 2023 Equity Incentive Plan.

Clawback Provision on Incentive Compensation

The Corporation has adopted a Clawback Policy to provide for the recovery of certain incentive compensation in the event of an accounting restatement and to comply with the clawback rules found in 17 C.F.R §240.10D and the related NASDAQ listing rules. Under such policy, and in general, if the Corporation is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Corporation will recoup any erroneously awarded incentive-based compensation paid during the three completed fiscal years immediately preceding such restatement from the Corporation's current and former Section 16 officers, provided that such individuals served as Section 16 officers at any time during the applicable performance period. A copy of the Corporation's Clawback Policy and any amendments thereto was filed as an exhibit to the Corporation's annual report on Form 10-K.

Change In Control Agreements

The Corporation has entered into change in control agreements (the "Agreements") with certain executive officers, including all the Named Executive Officers. The terms of the Agreements end on December 31 of the respective year, with automatic one-year renewals thereafter absent notice of non-renewal from any party.

In the event a Named Executive Officer's employment is terminated during the term of the Agreement, during the period from nine months prior to or one year after a "change in control," either by the Corporation for a reason other than "cause" (as defined in the Agreement) or by the Executive after the occurrence of certain specified events constituting "good reason" described below, the Corporation will pay the applicable Executive a lump-sum cash payment equal to the sum of (i) two times their highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) two times their average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Executive Officer will receive continuation of medical insurance benefits for two years or a cash payment equal to the cost to obtain such benefits.

The specified events constituting "good reason" permitting an Executive to terminate employment following a change in control and receive payments and benefits under the Agreement include: (i) material diminution in the Executive's authority, duties or other terms and conditions of employment; (ii) reassignment to a location greater than 25 miles from the Executive's office on the date of the change in control (unless closer to the Executive's residence); (iii) material diminution in the Executive's base salary; (iv) failure to provide the Executive with employee benefits (retirement or pension, life insurance, medical, health and accident insurance, and similar plans) applicable at the time of the change in control; or (v) a material breach of the Agreement.

The Agreements contain non-competition and non-solicitation covenants that apply for six months in the event the Executive voluntarily terminates employment during the term of the Agreement (other than a voluntary termination for Good Reason following a Change in Control). Upon the payment of benefits under the Agreements, the non-competition and non-solicitation covenants apply for a period mutually to be agreed to by the parties, which will be no less than six months nor exceed two years. In the event payments and benefits provided to the Executive become subject to Sections 280G and 4999 of the Internal Revenue Code, and after considering the value of the non-competition and non-solicitation covenants, the payments will be reduced if the reduction would leave the executive financially better off on an after-tax basis than if the executive received the entire payment and was obligated to pay the excise tax under Section 4999 of the Internal Revenue Code.

IMPACT OF TAXATION ON THE FORM OF COMPENSATION

The Compensation Committee considers a variety of factors, including the Corporation's tax position, the materiality of the payments and tax deductions involved, the objectives of the executive compensation programs and the Corporation's compensation philosophy in structuring compensation programs and making compensation decisions.

    OVERVIEW OF BASE SALARY CHANGES FOR 2024

    2024 Base Salaries

In December 2023, the Compensation Committee met and reviewed the performance of the Named Executive Officers with the Chief Executive Officer to determine increases in base salary compensation for 2024. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2024. Increases in base salary compensation for 2024 were based on individual performance and the selected peer group compensation review performed by the Corporation's independent compensation consultant. The Chief Executive Officer's 2024 base salary was approved by the full Board of Directors in December 2023.

Below outlines the increases in base salary compensation for 2024 approved by the Compensation Committee:

Executive	2024 ($)	2023 ($)	Base Salary Increase
Jeffrey M. Schweitzer	806,000	806,000	—%
Brian J. Richardson	443,000	430,000	3.0%
Michael S. Keim	533,000	520,000	2.5%
Megan D. Santana	375,000	365,000	2.7%
Patrick C. McCormick (1)	400,000	400,000	—%
(1) Mr. McCormick was promoted to Chief Commercial Banking Officer effective December 1, 2023 and his base salary was increased from $347,500 to $400,000 at that time.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this document for the year ended December 31, 2023 with the Corporation's management.

Based on the Committee's review and discussions noted above, the Compensation Committee recommended to the Board that the Corporation's Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Univest's Annual Report of Form 10-K for the fiscal year ended December 31, 2023.

Univest Compensation Committee Members:

Joseph P. Beebe, Chairman
Martin P. Connor
Robert C. Wonderling
Charles H. Zimmerman

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table is mandated by SEC rules, contains a mix of earned and target pay, and several items that are driven by accounting and actuarial assumptions. Earned amounts shown under stock awards are determined at grant date fair values, which may be worth more or less when vested.

The following table sets forth for the fiscal years ended December 31, 2023, 2022 and 2021, the compensation for the Corporation's and its subsidiaries' principal executive officer, principal financial officer and three next most highly compensated executive officers earned. This table should be read in conjunction with the "Compensation Discussion and Analysis" section of this document and the information that follows the table. These five individuals are referred to throughout this Proxy as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(a)	Non-Equity Incentive Plan Compensation ($) (b)	Change in Pension Value ($) (c)	All Other Compensation ($) (d)	Total ($)
Jeffrey M. Schweitzer,	2023	806,000	523,923	250,572	23,480	26,247	1,630,222
President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank	2022	775,000	465,042	576,506	—	25,551	1,842,099
	2021	700,000	419,991	483,301	19,129	26,257	1,648,678
Brian J. Richardson,	2023	430,000	193,517	89,120	—	16,823	729,460
Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2022	410,000	184,493	205,411	—	15,801	815,705
	2021	360,000	126,014	158,171	—	16,314	660,499
Michael S. Keim,	2023	520,000	286,020	107,773	22,061	23,847	959,701
Senior Executive Vice President and Chief Operating Officer of the Corporation, President of the Bank	2022	500,000	250,025	270,501	17,818	23,151	1,061,495
	2021	470,000	235,005	236,002	16,123	24,234	981,364
Megan D. Santana,	2023	365,000	164,283	75,648	—	16,479	621,410
Senior Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank	2022	350,000	157,553	175,351	—	15,701	698,605
	2021	330,000	115,527	144,990	—	16,563	607,080
Patrick C. McCormick,	2023	351,875	121,638	63,812	—	21,288	558,613
Senior Executive Vice President and Chief Commercial Banking Officer of the Bank	2022	253,125	239,850	147,952	—	8,155	649,082

(a) The amounts for 2023, 2022 and 2021 reflect the aggregate grant date fair value for restricted stock units granted, computed in accordance with ASC 718 and are based on the Corporation's stock price as of the date of grant, which was $24.88, $28.21 and $28.42 for 2023, 2022 and 2021, respectively. The amounts were calculated assuming that the performance conditions were satisfied at the target level.
(b) Awards represent annual cash incentive awards paid in the first quarter of 2024 under our Annual Incentive Compensation Plan based on 2023 performance achievement. For a description of how the amount was determined, see "Compensation Discussion and Analysis - Annual Incentives."
(c) The pension value for Mr. Schweitzer decreased $5,617 for 2022.
(d) Includes Deferred Salary Savings Plan (401(k)) company matching contributions, imputed income on split-dollar life insurance benefit, long-term disability insurance, expense allowances and personal tax preparation services. Includes an expense allowance for Mr. Schweitzer and Mr. Keim of $14,400 and $12,000, respectively, in 2023. The Corporation did not pay for personal tax preparation services in 2023 for Mr. Richardson or Ms. Santana.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards (a)		Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	Grant Date Fair Value of Stock Awards ($) (d)
		Threshold ($)	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey M. Schweitzer
Annual Incentive Compensation		193,440	483,600
	3/15/2023			7,370	14,740	22,110		366,731
	3/15/2023						6,318	157,192
Brian J. Richardson
Annual Incentive Compensation		68,800	172,000
	3/15/2023			2,722	5,444	8,166		135,447
	3/15/2023						2,334	58,070
Michael S. Keim
Annual Incentive Compensation		83,200	208,000
	3/15/2023			4,023	8,046	12,069		200,184
	3/15/2023						3,450	85,836
Megan D. Santana
Annual Incentive Compensation		58,400	146,000
	3/15/2023			2,310	4,620	6,930		114,946
	3/15/2023						1,983	49,337
Patrick C. McCormick
Annual Incentive Compensation		49,238	123,095
	3/15/2023			1,711	3,422	5,133		85,139
	3/15/2023						1,467	36,499

(a)These columns illustrate the possible payouts for each Named Executive Officer under the Annual Incentive Compensation Plan. See "Summary Compensation" and "Compensation Discussion and Analysis - Annual Incentives" of the document for the actual payouts made in 2023. There is no maximum for non-equity incentive plan awards.
(b)The number of 2023 performance-based restricted stock units actually received and the vesting of those units will depend on the satisfaction of certain performance criteria over the next three years. Dividends are not paid on the service-based or performance-based restricted stock units until vest date based on the number of units that actually vest. The unvested units granted are not eligible for voting. See "Compensation Discussion and Analysis - Long-Term Incentives - 2023 Equity Grants" for further discussion.
(c)The 2023 service-based restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant.
(d)Reflects the aggregate grant date fair value for performance-based restricted stock units and service-based restricted stock units granted on March 15, 2023, utilizing $24.88 per share, which equals the Corporation's stock price on the date of the grant and, for the performance-based restricted stock units granted on March 15, 2023, assuming performance conditions are satisfied at the target level.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2023

Name	Option Awards (a)				Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (b)
Jeffrey M. Schweitzer (a)	1/31/2014	955	18.78	1/31/2024	3/15/2021 (c)	—	—	12,459	274,472
	1/31/2015	9,000	18.52	1/31/2025	3/15/2021 (d)	1,478	32,560	—	—
	1/31/2016	13,622	19.68	1/31/2026	3/15/2022 (c)	—	—	11,538	254,182
	1/31/2017	12,277	28.15	1/31/2027	3/15/2022 (d)	3,298	72,655	—	—
	3/15/2018	13,933	28.50	3/15/2028	3/15/2023 (c)	—	—	14,740	324,722
					3/15/2023 (d)	6,318	139,186	—	—
Brian J. Richardson	1/31/2017	1,500	28.15	1/31/2027	3/15/2021 (c)	—	—	3,736	82,304
	3/15/2018	2,090	28.50	3/15/2028	3/15/2021 (d)	444	9,781	—	—
					3/15/2022 (c)	—	—	4,578	100,853
					3/15/2022 (d)	1,308	28,815	—	—
					3/15/2023 (c)	—	—	5,444	119,931
					3/15/2023 (d)	2,334	51,418	—	—
Michael S. Keim (a)	1/31/2015	2,000	18.52	1/31/2025	3/15/2021 (c)	—	—	6,972	153,593
	1/31/2016	7,430	19.68	1/31/2026	3/15/2021 (d)	827	18,219	—	—
	1/31/2017	6,696	28.15	1/31/2027	3/15/2022 (c)	—	—	6,202	136,630
	3/15/2018	7,245	28.50	3/15/2028	3/15/2022 (d)	1,774	39,081	—	—
					3/15/2023 (c)	—	—	8,046	177,253
					3/15/2023 (d)	3,450	76,004	—	—
Megan D. Santana	1/31/2017	2,522	28.15	1/31/2027	3/15/2021 (c)	—	—	3,425	75,453
	3/15/2018	2,787	28.50	3/15/2028	3/15/2021 (d)	407	8,966	—	—
					3/15/2022 (c)	—	—	3,908	86,093
					3/15/2022 (d)	1,118	24,630	—	—
					3/15/2023 (c)	—	—	4,620	101,779
					3/15/2023 (d)	1,983	43,685	—	—
Patrick C. McCormick					4/04/2022 (d)	6,000	132,180	—	—
					3/15/2023 (c)	—	—	3,422	75,387
					3/15/2023 (d)	1,467	32,318	—	—
(a)Includes both non-qualified and incentive stock options.
(b)Based on $22.03, the closing price of Univest's Common Stock on December 31, 2023.
(c)Performance-based restricted stock units ("PBRSU").
(d)Service-based restricted stock units ("SBRSU").

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
3/15/2021	PBRSU - 150% or less vests 3/15/2024 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2021	SBRSU - 33.3334% Vested in 2022; 33.3333% Vested in 2023 and 33.3333% Vests in 2024
3/15/2022	PBRSU - 150% or less vests 3/15/2025 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2022	SBRSU - 33.3334% Vested in 2023; 33.3333% Vests in 2024 and 33.3333% Vests in 2025
4/4/2022	SBRSU - 33.3334% Vested in 2023; 33.3333% Vests in 2024 and 33.3333% Vests in 2025
3/15/2023	PBRSU - 150% or less vests 3/15/2026 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2023	SBRSU - 33.3334% Vests in 2024; 33.3333% Vests in 2025 and 33.3333% Vests in 2026

STOCK OPTIONS EXERCISED AND STOCK VESTING TABLE

The following table shows information as of December 31, 2023, for the Named Executive Officers concerning the vesting of restricted stock awards during 2023. No stock options were exercised by the Named Executive Officers in 2023.

Name	Stock Awards (a)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Jeffrey M. Schweitzer	19,453	483,991
Brian J. Richardson	6,332	157,540
Michael S. Keim	11,645	289,728
Megan D. Santana	5,809	144,528
Patrick C. McCormick	3,000	74,640
(a) The amounts shown under Stock Awards include the portion of prior year restricted stock units that vested during 2023.
(b) "Value Realized on Vesting" is based on the closing price of Univest Common Stock on the date of vesting.

PENSION BENEFITS TABLE

The Pension Plan is a cash balance pension plan. Benefits under the Pension Plan accrue by crediting participants annually with an amount equal to a percentage of earnings in that year based on years of credited service as defined in the Plan. These benefits are expressed in the form of a hypothetical account balance. Employees hired on or after December 8, 2009 are not eligible to participate in the Pension Plan. As a tax-qualified cash balance pension plan, employer contributions to the Pension Plan are required: no contributions to the Pension Plan are required or permitted by the participants.

    The normal retirement date under the Pension Plan is the first day of the month coincident with or next following the date on which the participant's 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued was 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20 years up to 35 years, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.
    As a cash balance pension plan (after December 31, 2009), benefits under the Pension Plan are credited to participant's accounts based on the following formula:

Years of Service	Annual Benefit Credited
0 - 10	3% of salary
11- 20	5% of salary
21 +	7% of salary

    Additionally, annually the employees' accounts are credited with a guaranteed return of the ten-year Treasury note rate plus 1%, but in no event less than 2% nor more than market rate of return. For employees over the age of 55 and with more than 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the defined benefit portion of the Pension Plan that was in effect prior to December 31, 2009, or the cash balance component of the plan.
    Each participant who has at least ten years of service and who has attained age 55 may elect to retire early within the ten-year period immediately prior to his/her normal retirement age. A participant's early retirement benefit is the greater of (i) the actuarial equivalent of the accrued benefit if the benefit is distributed in a form other than a non-decreasing life annuity payable for a period not less than the life of the participant or (ii) the accrued benefit reduced from the early retirement date by 1/15th per year for the first five years and 1/30th per year for each of the next five years. A participant's early retirement benefit with respect to benefits accrued prior to the cash balance plan conversion effective December 31, 2009 is the participant's accrued benefit payable at the participant's normal retirement date, reduced by 6% per year for the first five years and 4% per year thereafter to age 55; however, if the participant has attained age 62 at the early retirement date and the sum of the participant's age plus years of service equals or exceeds 85, the participant will receive the normal retirement benefit.
    A vested participant who dies before the annuity starting date and who has a surviving spouse will have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Jeffrey M. Schweitzer	Univest Financial Corporation Retirement Plan	16.25	217,659	—
Brian J. Richardson (b)	Univest Financial Corporation Retirement Plan	N/A	N/A	N/A
Michael S. Keim	Univest Financial Corporation Retirement Plan	15.00	129,901	—
Megan D. Santana (b)	Univest Financial Corporation Retirement Plan	N/A	N/A	N/A
Patrick C. McCormick (b)	Univest Financial Corporation Retirement Plan	N/A	N/A	N/A
(a) Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 13 to the Financial Statements included in Univest's Form 10-K for the year ended December 31, 2023.
(b) Messrs. Richardson and McCormick and Ms. Santana were hired after December 8, 2009, at which date the defined benefit pension plan was closed to new employees and the plan was converted to a cash-balance plan.
CHIEF EXECUTIVE OFFICER - PAY RATIO DISCLOSURE

As required by applicable SEC rules, we are providing the following information:

In an effort to maintain comparability in the reported CEO Pay Ratio Disclosure, for 2023, Univest re-identified the median employee. We completed the following steps to identify the median employee and to determine the annual total compensation of our median employee and CEO:

1.We identified our employee population as of December 31, 2023, including all full-time, part-time, temporary, and seasonal employees employed on that date. This date was selected because it aligned with our calendar year- end and allowed us to identify employees in a reasonably efficient manner.

2.To find the median employee (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2023. In making this determination, we did not make adjustments for employees who were employed on December 31, 2023 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

3.We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

4.After identifying the median employee, we added together all of the elements of such employee's compensation for 2023 in accordance with SEC requirements, resulting in annual total compensation of $72,717.

5.As reported in the Total column of our 2023 Summary Compensation Table, the annual total compensation for 2023 of Jeffrey M. Schweitzer, our Chairman, President and CEO, was $1,630,222.

Based on this information, the ratio for 2023 of the annual total compensation of our Chairman, President and CEO to the annual total compensation of our median employee is 22 to 1.

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer ("PEO") and Non-PEO Named Executive Officers (referred to in this disclosure as the "NEOs") and Corporation performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year (a)	Summary Compensation Table Total for PEO[1] (b) ($)	Compensation Actually Paid to PEO[1,2,3] (c) ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] (d) ($)	Average Summary Compensation Actually Paid to Non-PEO NEOs[1,2,3] (e) ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Adjusted PTPP[5] ($ Millions)
					TSR (f) ($)	Peer Group TSR (g) ($)
2023	1,630,222	1,443,163	717,296	652,769	94.26	95.12	71.1	102.36
2022	1,842,099	1,743,997	806,222	770,875	107.19	101.92	78.1	107.82
2021	1,648,678	2,090,595	691,258	837,966	119.04	124.84	91.8	87.45
2020	1,712,450	1,259,956	735,255	566,847	79.57	89.37	46.9	89.99
1.Jeffrey M. Schweitzer was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020 - 2021	2022 - 2023
Brian J. Richardson	Brian J. Richardson
Michael S. Keim	Michael S. Keim
Megan D. Santana	Megan D. Santana
Duane J. Brobst	Patrick C. McCormick
2. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Corporation’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
3. Compensation Actually Paid for 2023 reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. The reduction to the PEO's pension value for 2022 reported in the footnote to the Summary Compensation Table is not included in this calculation. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for Jeffrey M. Schweitzer ($)	Exclusion of Change in Pension Value for Jeffrey M. Schweitzer ($)	Exclusion of Stock Awards for Jeffrey M. Schweitzer ($)	Inclusion of Pension Service Cost for Jeffrey M. Schweitzer ($)	Inclusion of Equity Awards for Jeffrey M. Schweitzer ($)	Compensation Actually Paid to Jeffrey M. Schweitzer ($)
2023	1,630,222	(23,480)	(523,923)	14,757	345,587	1,443,163

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Awards for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	717,296	(5,515)	(191,365)	2,797	129,556	652,769

The amounts in the Inclusion of Equity Values for 2023 in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Jeffrey M. Schweitzer ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Jeffrey M. Schweitzer ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Jeffrey M. Schweitzer ($)	Total - Inclusion of Equity Values for Jeffrey M. Schweitzer ($)
2023	477,174	(118,585)	(13,002)	345,587

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	174,289	(39,983)	(4,750)	129,556

4. The Peer Group TSR set forth in this table utilizes the NASDAQ Bank Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Corporation and in the NASDAQ Bank Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
5. We determined adjusted pre-tax pre-provision income ("Adjusted PTPP") to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. Adjusted PTPP is a non-GAAP measure, and is defined as pre-tax income plus provision for credit losses, restructuring charges and incremental expense related to the FDIC assessment rate change. This performance measure may not have been the most important financial performance measure for years 2022, 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Corporation’s cumulative TSR over the four most recently completed fiscal years, and the NASDAQ Bank Index TSR over the same period.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the four most recently completed fiscal years.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted PTPP

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted Pre-Tax Pre-Provision Income during the four most recently completed fiscal years. Adjusted PTPP is a non-GAAP measure and is defined above under footnote 5 to the Pay-Versus-Performance Table.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Corporation considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2023 to Company performance. The measures in this table are not ranked.

Pre-Tax Pre-Provision Income (PTPP)
Pre-Tax Pre-Provision Return on Average Equity
Efficiency Ratio
Net Charge-Offs / Average Loans and Leases vs. Peer Group
NPAs to Total Assets vs. Peer Group
Pre-Tax Pre-Provision NCO ROAA vs. Peer Group
3-Year Cumulative Earnings Per Share Performance

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

    Certain triggering events could potentially affect the amounts of compensation reported in the previous tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation, described in "Change in Control Agreements" on page 22. The effects of these events on awards are addressed within the 2003 Long-Term Incentive Plan, the Amended and Restated 2013 Long-Term Incentive Plan, the 2023 Long-Term Incentive Plan, the Defined Benefit Pension Plan, the Death Benefit Only Insurance Plan and the Split-Dollar Life Insurance Plan.
Change in Control Agreements

In the event that the employment of the Named Executive Officers is terminated subsequent to a "change in control" during the term of the Change in Control Agreements (described on page 22) either by the Corporation for a reason other than "cause" (as defined in the Agreement) or by the Executive after the occurrence of certain specified events constituting "good reason," the Corporation will pay the Named Executive Officer a lump-sum cash payment equal to the sum of (i) two times the highest annual base salary in effect on the date of termination of employment for the current and two preceding calendar years, and (ii) two times the applicable Executive's average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Executive will each receive continuation of medical insurance benefits for two years, or a cash payment equal to the cost to obtain such benefits.

The following table provides the amount of compensation payable to the applicable Executive after a "change in control" and assumes the employee is terminated for a reason other than cause (as defined in the Agreement) or the Executive terminates employment after the occurrence of a specified event of "good reason" on December 31, 2023.

Name	2x Multiple of Base Salary ($)	2x Multiple of Cash Bonus ($)	Two Years of Medical Insurance Benefits ($)	Total ($)
Jeffrey M. Schweitzer	1,612,000	873,586	26,494	2,512,080
Brian J. Richardson	886,000	301,801	31,778	1,219,579
Michael S. Keim	1,066,000	409,517	13,938	1,489,455
Megan D. Santana	750,000	263,993	31,778	1,045,771
Patrick C. McCormick (1)	800,000	211,764	13,142	1,024,906
(1) Mr. McCormick became an employee of the Corporation on March, 31, 2022, and as such, the cash bonus is based on two years of employment.
Life Insurance

The Bank owns life insurance policies ("BOLI") on certain officers, including the Named Executive Officers and provides death benefits related to those policies. Effective March 7, 2024, all Named Executive Officers are covered by the Univest Bank and Trust Co. Split-Dollar Life Insurance Plan, which provides a benefit equal to two-times the Executive's base salary at time of death. The executives are taxed on the imputed income attributable to them under Split-Dollar Life Insurance Plan and the Bank will recover at least the cash surrender value of the BOLI policies upon the death of the covered individual. The Bank no longer offers life insurance benefits to Named Executive Officer through the now terminated Death Benefit Only Insurance Plan.

The following table demonstrates the impact under different triggering events as if such event had occurred on December 31, 2023:

Name			Restricted Stock Units
	Triggering Event	Life Insurance Benefit ($)	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($) (a)
Jeffrey M. Schweitzer	Death (b) (c)	600,000	31,500	693,945
	Disability (b)	N/A	31,500	693,945
	Change in Control	N/A	47,716	1,051,183
Brian J. Richardson	Death (b) (d)	860,000	11,143	245,480
	Disability (b)	N/A	11,143	245,480
	Change in Control	N/A	17,210	379,136
Michael S. Keim	Death (b) (c)	500,000	17,264	380,326
	Disability (b)	N/A	17,264	380,326
	Change in Control	N/A	26,087	574,697
Megan D. Santana	Death (b) (c)	350,000	9,708	213,867
	Disability (b)	N/A	9,708	213,867
	Change in Control	N/A	14,880	327,806
Patrick C. McCormick	Death (b) (c)	350,000	8,370	184,391
	Disability (b)	N/A	8,370	184,391
	Change in Control	N/A	10,889	239,885
(a) Based on $22.03 the closing price of Univest's Common Stock on December 31, 2023.
(b) For performance-based restricted stock units, if a termination occurs due to death or disability, then unvested restricted stock units vest as of the date of the death or disability based on a "Pro-Rata Calculation," which will be determined based upon the length of grantee's employment with the Corporation from the date of the award through the date of the death or disability as compared to the vesting term. Service-based restricted stock units, if a termination occurs due to death or disability, become fully vested at the date of the death or disability.
(c) Messrs. Schweitzer, Keim and McCormick and Ms. Santana are participants of the Corporation's Death Benefit Only Insurance Plan.
(d) Mr. Richardson is a participant of a Split-Dollar Life Insurance Plan that was assumed by the Corporation upon the acquisition of Fox Chase Bancorp, Inc. The payout for Mr. Richardson under this Plan is two-times his base salary at time of death.
All 2023 equity grants to the Named Executive Officers were issued under the 2013 Long-Term Incentive Plan. The 2013 Long-Term Incentive Plan provided that the Compensation Committee may, in its sole discretion, provide for the lapse of any restrictions and may accelerate or waive such restrictions in whole or in part, based on service, performance, or such factors or criteria as the Committee may determine.
DIRECTOR COMPENSATION

    The following table shows compensation received by non-employee Directors for the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($) (a) (b)	Total ($)
William S. Aichele	112,500	35,023	147,523
Roger H. Ballou(c)	45,142	35,023	80,165
Joseph P. Beebe	69,984	35,023	105,007
Todd S. Benning	56,100	35,023	91,123
Martin P. Connor(d)	39,600	35,023	74,623
Suzanne Keenan	58,900	35,023	93,923
Glenn E. Moyer(c)	40,200	35,023	75,223
Natalye Paquin	49,900	35,023	84,923
Thomas M. Petro	68,882	35,023	103,905
Michael L. Turner	65,150	35,023	100,173
Robert C. Wonderling	44,400	35,023	79,423
Charles H. Zimmerman	68,350	35,023	103,373
(a) Each director has 2,452 restricted stock units outstanding that have not vested as of December 31, 2023, except Mr. Connor who has 1,290 restricted stock units outstanding that have not vested as of December 31, 2023.
(b) The amount reflects aggregate grant date fair value for service-based restricted stock units granted during 2023 and is based on the Corporation's stock price of $27.15 as of the date of grant on January 31, 2023.
(c) Roger H. Ballou and Glenn E. Moyer retired as directors as of April 26, 2023 and April 1, 2023, respectively.
(d) Martin P. Connor was appointed as an Alternate Director on September 28, 2022, and as a Director on July 26, 2023.

    Director Fees

For the year ended December 31, 2023, then Chairman Mr. Aichele received a flat annual fee of $112,500 in lieu of annual cash retainer and committee retainers. This amount was based on the non-management Chairman's experience and responsibilities, with a target of paying near the median (50%) level of our peer group. A summary of other Board compensation is shown in the following table for the year ended December 31, 2023.

Compensation Element (1) (2)	Director Compensation
Board of Director Fees	$38,400 annual cash retainer
Restricted stock units issued annually equivalent to $35,000 based on the Corporation's stock price as of the date of grant on January 31, 2023

Committee Chair Additional Retainer	$8,500 Audit Committee
$8,500 Enterprise-Wide Risk Management Committee
$8,500 Nominating and Governance Committee
$8,500 Compensation Committee
$4,500 Independent Directors Committee
$4,500 Community Reinvestment Act Committee
$4,500 Trust Committee

Committee Retainer	$11,000 Executive Committee
$5,000 Audit Committee
$5,000 Compensation Committee
$3,000 Nominating and Governance Committee
$4,000 Enterprise-Wide Risk Management Committee
$3,000 Community Reinvestment Act Committee
$3,000 Trust Committee
(1) Annual retainer, Committee Chair retainers and Committee retainers are paid in quarterly installments.
(2) Board members received an increased retainer in lieu of per meeting fees. If the Board meets in excess of the planned number of times during the year, each director will be paid $1,200 per meeting. Additionally, Committee members received an annual retainer in lieu of per meeting fees. Each time a Committee meets in excess of the planned number of times during the year, each Committee member will receive payment based on the annual Committee retainer divided by the number of planned meetings.

Director Mandatory Retirement Age

    The Corporation's Bylaws provide that a Director is required to retire from the Board on the first day of the month following their 72nd birthday. Notwithstanding this mandatory provision, the Board, by the affirmative vote of a majority of Directors, may extend the retiring Director's service eligibility for up to an additional three years as permitted under the Corporation's Bylaws. On October 27, 2021, the Board of Directors of the Corporation voted to allow William S. Aichele to complete his current three-year term as a Director, which expires at the 2024 Annual Meeting when Mr. Aichele will retire. Absent such board action, Mr. Aichele would have been required to retire from the Board of Directors on September 1, 2022, after he reached 72 years of age.

Stock Ownership Requirements

All non-employee Directors and Alternate Directors are each required to own 10,000 shares of the Corporation's stock within five years of becoming a Director or an Alternate Director. Each non-employee Director who has been a Director or Alternate Director for at least five years is in compliance with this policy. The following shares are considered "owned" for the purpose of meeting the ownership requirements:

•All shares held by the Director or their spouse;
•All restricted stock units (vested or unvested); and
•Shares held in trust for the benefit of the Director or their immediate family members.

Director Resignation Policy

The Corporation has a Director Resignation Policy (the "Resignation Policy") to address a situation in which a nominee for election to the Board in an uncontested election is elected, despite receiving more votes "withheld" for his or her election than votes "for" his or her election (a "Majority Withheld Vote"). By accepting a nomination to stand for election or re-election as a Director of the Corporation or an appointment as Director to fill a vacancy or new Directorship, each candidate, nominee or appointee agrees that if, in an uncontested election of Directors, he or she receives a Majority Withheld Vote, the Director will tender a written offer of resignation to the Chair of the Board promptly following the Annual Meeting.

For purposes of the Policy, an "uncontested election of Directors" is any election of Directors in which the number of nominees for election does not exceed the number of Directors to be elected. The Nominating and Governance Committee must promptly consider the Director's offer of resignation and recommend to the Board whether to accept the offer of resignation. The Board will act on the Committee's recommendation within 90 days following the shareholder vote. In evaluating the Director's offer of resignation, each of the Committee and the Board must consider all relevant factors, including any of the following: (i) the perceived reasons for the Majority Withheld Vote; (ii) the qualifications and tenure of the Director; (iii) the Director's past and expected future contributions to the Corporation; (iv) the overall composition of the Board and whether accepting the resignation would cause the Corporation to not be in compliance with any applicable rule or regulation (including exchange listing standards) or any material agreement to which the Corporation is a party; and (v) whether the resignation would be in the best interests of the Corporation. In determining what action to recommend or take regarding the Director's offer of resignation, each of the Committee and the Board may: (i) accept the offer of resignation; (ii) reject the offer of resignation; (iii) reject the offer of resignation to allow the Director to remain on the Board but agreeing that the Director will not be nominated for re-election to the Board at the next election of Directors relating to the class in which such Director serves; (iv) defer acceptance of the offer of resignation until the Board can find a replacement director with the necessary qualifications to fill the vacancy that accepting the offer of resignation would create; or (v) defer acceptance of the offer of resignation if the Director can cure the underlying cause of the Majority Withheld Vote within a specified period of time (for example, if the Majority Withheld Vote related to service on one or more other boards of directors, by resigning from other company boards).

After the Board makes a formal decision on the Committee's recommendation, the Corporation must promptly publicly disclose the Board's decision whether or not to accept the Director's offer of resignation, together with an explanation of the process by which the decision was made, and, if applicable, the Board's reasons for such decision.

RELATED PARTY TRANSACTIONS

Since December 31, 2022, some of the Directors and Executive Officers, including their immediate family members and affiliated organizations, had consumer and commercial lending relationships and other banking transactions with the Corporation as customers of the Bank. Any loans with Directors and Executive Officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the Bank. Such loans did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.
These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 (dealing with personal loans to Executive Officers) and Federal Reserve Board Regulation O. As of December 31, 2023, loans to Executive Officers, Directors, and their affiliates represented 0.02% of total shareholders' equity in the Corporation.

The Corporation's Audit Committee Charter provides for the review of Related Party transactions, defined as those transactions required to be disclosed under Items 404 of Regulation S-K. It is the Corporation's policy that all Related Party transactions shall be approved or ratified by the Audit Committee. A Related Party transaction entered into without pre-approval shall not be deemed to violate this policy, or to be invalid or unenforceable, so long as the transaction is ratified by the Audit Committee as soon as reasonably practicable after it is entered into.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee met six times during 2023. The Compensation Committee's responsibilities include reviewing and approving corporate goals and objectives for compensation-related purposes, including financial performance and shareholder return, approving the annual compensation of Executive Officers and other key management personnel through consultation with management and the Compensation Committee's independent compensation consultants and review of the

Corporation's management development and succession plans. Recommendations are made to the Board with respect to the Corporation's CEO compensation and overall incentive-based compensation plans, including equity-based plans. In addition, the Compensation Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee Directors on the Board. In addition, the responsibilities and duties of the Compensation Committee include the approval of human capital disclosures and Compensation Discussion and Analysis contained in the Corporation’s Annual Report on Form 10-K and/or annual proxy statement, to assist in establishing the Corporation’s general strategy with respect to environmental performance, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Corporation as it relates to compensation, employment and human resources ("HR ESG"), to consider and recommend policies, practices, systems and disclosures that conform with that strategy, and to monitor the implementation of HR ESG-related policies, practices and systems to ensure adherence to the Corporation’s strategy. The Compensation Committee's charter is available at the Corporation's website on the internet; www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

All members of the Compensation Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

CORPORATE GOVERNANCE DISCLOSURE

    Code of Conduct

The Corporation maintains a Code of Conduct for all Directors and a Code of Conduct for all officers and employees, including the CEO and senior financial officers. It is the responsibility of every Univest Director, Officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting - they also contain an accountability mechanism that ensures consistent enforcement of the Codes and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Codes of Conduct are available on our website at www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for Directors or Executive officers must be approved by the Board or a committee of the Board and disclosed on a Form 8-K within four business days. Any waivers would also be posted on our website within four business days.

    Anti-Hedging Policy

    The Corporation's Insider Trading Policy includes a prohibition on hedging by its Directors, Executive Officers and all employees. These transactions are designed to hedge or offset the economic risk of owning shares of Common Stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Common Stock would affect the value of the shares of Common Stock owned by a Director, Executive Officer or employee is prohibited.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met seven times during the fiscal year ended December 31, 2023. The primary purpose of the Nominating and Governance Committee is to identify individuals for nomination as members of the Board and Board committees for the Corporation and to evaluate the Board's governance structure. In addition, the Nominating and Governance Committee assists in setting the Corporation’s general strategy with respect to ESG Matters, and consider, recommend and implement policies, practices, systems and disclosures that conform with that strategy, including that enhance reputation, mitigate risk, engage employees and meet shareholder expectations; provided, however, that the Corporation’s Compensation Committee is primarily responsible for ESG Matters involving compensation, employment and human resources.

The Nominating and Governance Committee charter is available at www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

All members of the Nominating and Governance Committee are independent as defined in the listing standards of the NASDAQ Stock Market.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the Annual Meeting of Shareholders.

Univest currently has one Alternate Director. Alternate Directors are elected by the Corporation's shareholders and serve for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture and evaluate future Directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Director, by attending board meetings on a regular basis, stays informed of the activities and conditions of the Corporation and stays abreast of general industry trends and any statutory or regulatory developments. However, an Alternate Director does not vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee seeks to balance the skill sets of current Board members with the need for other diverse skill sets and qualities, including diversity of gender or ethnicity, which will complement the Corporation's strategic vision. All Director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board's effectiveness. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual's business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for "independence" established by the NASDAQ Stock Market, and the Nominating and Governance Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation's strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors.

Board Leadership

The leadership of the Board of Directors is comprised of: (1) our Chairman (who also serves as our President and CEO), (2) our Lead Independent Director, and (3) our committee chairs.

Jeffrey M. Schweitzer was elected Chairman of the Board effective January 1, 2024 and has served as our President and CEO since January 1, 2014. He was elected Chairman because of his extensive knowledge of Univest and its markets, his leadership qualities, including the ability to lead the organization through expansion and growth and digital change, his experience and expertise, and his understanding and ability to oversee the implementation of the Corporation's strategy. The Chairman serves as a member of the Executive Committee, the Enterprise-Wide Risk Management Committee, the Community Reinvestment Act Committee, and the Trust Committee, and participates in other committees of the Board of Directors in an advisory manner. The Chairman also develops the agendas of the Board in consultation with the Lead Independent Director and represents the Board of Directors in the community.

The Board of Directors reviews its leadership structure annually. The Board of Directors determines whether the Chairman and CEO roles will be held by the same person based on its assessment of what is in the best interests of the Corporation and its stockholders at a given point in time and the leadership qualities, experience and expertise of the individual and of the other members of the Board of Directors. At the time of Mr. Schweitzer's election, the Board of Directors considered whether to combine the roles of Chairman and CEO.

The Board of Directors ultimately determined that a combined role was the best way to maintain continuity of strong leadership and to align Univest's operations and business with its strategic plan. Mr. Schweitzer's leadership, strategic vision and service as President and CEO of Univest through a period of strong performance and disciplined growth contributed to the decision by the Board of Directors that a combined Chairman and CEO role, with Mr. Schweitzer serving in such role, is in the best interests of Univest and its shareholders. The combined role also provides a single point of leadership for the Corporation in order for the Corporation to maintain a unified message.

The Board of Directors recognizes the need for strong independent perspectives. Therefore, when the Chairman and CEO roles are combined, the Board requires that a Lead Independent Director be appointed by the independent directors. Joseph P. Beebe currently serves as Lead Independent Director. The Lead Independent Director is an independent director and has been designated by the Board of Directors to lead the Board of Directors in fulfilling its duties effectively, efficiently, and independently of management.

The Lead Independent Director collaborates with the Chairman and the independent directors, meets with the independent directors without management present, provides input on and reviews the meeting agendas, ensures delegated committee functions are carried out and, together with the Nominating and Governance Committee, evaluates the effectiveness of the Board of Directors and its committees, including oversight of the annual Board self-evaluation process. The Corporation also has an Independent Directors Committee, which is chaired by Mr. Beebe. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent Directors, with management representation constituting only one of the eleven members of the Board of Directors. The Independent Directors of the Board meet separately at least twice a year and after each Board of Director meeting in executive session without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, Enterprise-Wide Risk Management Committee, Community Reinvestment Act Committee and Trust Committee. The active participation in these committees in addition to the Board of Directors' meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees to the Board of Directors will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk management is the cornerstone of banking and is integral to the daily operations of the Corporation. The Board of Directors oversees the risk management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which currently consists of the Chairman, President and Chief Executive Officer of the Corporation, and four independent Directors of the Board. The Chief Risk Officer, Chief Financial Officer and Bank President attend each meeting, and additional members of management regularly present at the Enterprise-Wide Risk Management Committee meetings. The Enterprise-Wide Risk Management Committee met four times during 2023 and is chaired by Thomas M. Petro. Oversight responsibilities of the Enterprise-Wide Risk Management Committee are designed to assist the Board in understanding the risks inherent in the business functions of the Corporation and to assess, monitor, control and mitigate the risks associated with these functions. These risks include, but are not limited to: asset quality, internal audit, BSA/AML, compliance, credit (commercial, consumer, residential mortgage), cyber security, earnings, information security, information technology, interest rate, legal, liquidity, market, operational, pricing, regulatory, reputation, strategic, third-party vendor, transaction, and other emerging risks.

In addition to this committee, there is also an Enterprise-Wide Risk Management management-level committee, which met four times in 2023, consisting of members of management representing various line of business and areas of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings are reported to the Enterprise-Wide Risk Management Committee, and minutes from the Enterprise-Wide Risk Management Committee are reported to the full Board of Directors. The Chief Risk Officer reports directly to the Audit Committee and administratively to the Chairman, President and Chief Executive Officer of the Corporation. The Chief Risk Officer also attends each Board of Directors meeting, Executive Committee meeting, Audit Committee meeting, Compensation Committee meeting, Enterprise-Wide Risk Management Committee meeting, Trust Committee meeting and Community Reinvestment Act Committee meeting, as well as numerous management level committee meetings, in order to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to enterprise-wide risk management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also meets in executive session with the Audit Committee on a quarterly basis.

The Enterprise-Wide Risk Management Committee provides oversight, from a risk perspective, of information systems security. In that regard, the Chief Information Security Officer provides information security updates to the Enterprise-Wide Risk Management Committee at each Enterprise-Wide Risk Management Committee meeting. Additional information security training is provided through a management Information Security Steering Committee and also through targeted training that is overseen by the Chief Information Security Officer. In addition, the Corporation has implemented a Cyber Incident Response Plan in order to provide a structured and systematic incident response process for information security incidents that affect any of the information technology systems, network, or data of the Corporation. The Cyber Incident Response Plan is implemented and maintained by the Corporation’s Chief Information Security Officer and is subject to annual review and approval by the Enterprise-Wide Risk Management Committee.

Shareholder Nominations

    Article II, Section 17 of the Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such a nomination must be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.
    Such notification must contain the following information:

a.The name, age and resident address of each of the proposed nominees;
b.The principal occupation or employment and business address of each proposed nominee;
c.The total number of shares of the Corporation that, to the knowledge of the nominating shareholders, is held by each of the proposed nominees;
d.The name and resident address of the nominating shareholder; and
e.The number of shares owned by the nominating shareholder.

    The nomination of a Director by the Corporation who has not previously served as a Director must be made from and among the then serving Alternate Director(s) except in connection with the execution by the Corporation of a definitive acquisition or merger agreement. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board.

PROPOSALS
Proposal 1 - Election of Directors

The election of three Class I Directors, each for a three-year term expiring in 2027 or until their successors are elected and qualified. The nominees for Class I Director are:
    Suzanne Keenan
    Thomas M. Petro
Charles H. Zimmerman

The election of one Alternate Director, for a one-year term expiring in 2025 and until her successor is elected and qualified. The nominee for Alternate Director is:
Anne Vazquez

The Board of Directors recommends a vote "FOR" each of the listed nominees.

Proposal 2 - Ratification of KPMG LLP as independent registered public accounting firm for 2024

The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm for the Corporation for 2024. KPMG was first engaged as the Corporation's independent registered public accounting firm in 2004 and audited the Corporation's financial statements for 2023.

Although shareholder ratification of the appointment of KPMG as the Corporation's independent registered public accounting firm is not required, the Board has decided to afford the Corporation's shareholders the opportunity to express their opinions on the appointment of the Corporation's independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and its shareholders. If the Corporation's shareholders do not ratify the appointment, the Committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" Proposal 2.

Proposal 3 - An advisory vote to approve Named Executive Officer compensation as presented in this Proxy Statement
We are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in "Compensation Discussion and Analysis" (the "CD&A") section of this document and the compensation tables included in the discussion of Executive Compensation beginning on page 12, including the narrative disclosure thereto.
As stated in the CD&A, our executive compensation program has been designed to attract, incentivize and retain employees in leadership positions by recognizing their importance in carrying out the Corporation's Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation's short-term and long-term goals and growth in shareholder value.
Highlights of our program include:
•Mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation) with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and performance factors;
•Measurement of individual and corporate performance factors by the Corporation's Compensation Committee, considering decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;
•Assessment of Univest's executive compensation program by the Corporation's Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level executives to strategically manage the Corporation; and

•The requirement that Executives acquire substantial levels of ownership of the Corporation's stock to better align the Executives' interests with those of the shareholders.

As an advisory vote, this proposal is not binding upon the Corporation. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we will present the following resolution for vote at the 2024 Annual Meeting of Shareholders:

"RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in the Proxy Statement."

The Board of Directors recommends that you vote "FOR" Proposal 3.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation's 2025 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, no later than November 16, 2024.
A shareholder proposal submitted after November 16, 2024, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation's Proxy Statement for the Annual Meeting to be held in 2025, but may nevertheless be presented at the Annual Meeting. Under the Corporation's bylaws, to present a proposal at the Annual Meeting in 2025, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2025 Annual Meeting of April 24, 2025, a proposal submitted pursuant to the Corporation's bylaws must be received at the principal executive offices no later than December 25, 2024.
In addition, under SEC Rule 14a-19, a shareholder intending to engage in a director election contest with respect to the Corporation's annual meeting of shareholders to be held in 2025 must give the Corporation notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year's annual meeting. This deadline is February 24, 2025.

    OTHER BUSINESS

The Board and Management do not intend to present any business at the meeting other than as stated above. They know of no other business which may be presented at the meeting. If any matter other than those included in this Proxy Statement is presented at the meeting, the person named in the accompanying proxy card will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote virtually or in person at the meeting and may be revoked prior to the call for a vote.